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                                                                   EXHIBIT 23(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-01217 of Magellan Health Services, Inc. ("Magellan") on Form S-3, as amended by Amendment No. 3, dated May 1, 1998 of our report dated November 14, 1997, appearing in this Current Report Form 8-K/A of Magellan dated October 28, 1998. Such report expresses an unqualified opinion on the consolidated balance sheets of Merit Behavioral Care Corporation (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997 and includes an explanatory paragraph relating to the fact that effective October 1, 1995, the Company changed its method of accounting for deferred contract start-up costs related to new contracts or expansion of existing contracts.

/s/ Deloitte & Touche LLP

New York, New York
October 27, 1998